Exhibit 99.1

Acushnet Holdings Corp. Announces
Third Quarter and Year-to-Date 2024 Financial Results

Third Quarter and Year-to-Date 2024 Financial Results
•Third quarter net sales of $620.5 million, up 4.6% year over year, up 5.0% in constant currency
•Year-to-date net sales of $2,011.9 million, up 2.2% year over year, up 3.1% in constant currency
•Third quarter net income attributable to Acushnet Holdings Corp. of $56.2 million, down 1.9% year over year
•Year-to-date net income attributable to Acushnet Holdings Corp. of $215.4 million, down 4.4% year over year
•Third quarter Adjusted EBITDA of $107.4 million, up 8.7% year over year
•Year-to-date Adjusted EBITDA of $392.1 million, up 3.8% year over year

FAIRHAVEN, MA – November 7, 2024 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet" or the "Company"), the global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the three and nine months ended September 30, 2024.
“Acushnet delivered solid third quarter results, with constant currency net sales up 5% and adjusted EBITDA up nearly 9%. Our golf equipment businesses led the way in the quarter, driven by the successful launch of new Titleist GT drivers and fairway metals and healthy demand for Titleist golf balls,” said David Maher, Acushnet’s President and Chief Executive Officer.

Mr. Maher continued, “Looking ahead, we are confident in reaffirming our full-year revenue outlook and narrowing our Adjusted EBITDA outlook toward the high end of our guidance. This reflects confidence in our team’s ability to execute and the resilience of Acushnet’s target consumer, the game’s dedicated golfer. I would like to thank the entire Acushnet team for their ongoing commitment to providing golfers with great product and service experiences and delivering long-term value for our shareholders.”

Summary of Third Quarter 2024 Financial Results

	Three months ended September 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2024	2023	$ change	% change	$ change	% change
Net sales	$620.5	$593.4	$27.1	4.6%	$29.4	5.0%
Net income attributable to Acushnet Holdings Corp.	$56.2	$57.3	$(1.1)	(1.9)%
Adjusted EBITDA	$107.4	$98.8	$8.6	8.7%
_______________________________________________________________________________________

Consolidated net sales for the quarter increased 4.6%, or 5.0% on a constant currency basis, primarily driven by higher sales volumes in Titleist golf clubs.

On a geographic basis, higher net sales in the United States were largely driven by increases of 18.3% in Titleist golf clubs and 12.1% in Titleist golf gear. The increase in Titleist golf clubs was primarily due to higher sales volumes of our newly introduced GT drivers and fairways, partially offset by lower sales volumes of our T-Series irons. The increase in Titleist golf gear was driven by increased sales volumes in travel and golf bags product categories. FootJoy golf wear net sales were flat as lower sales volumes in apparel were largely offset by higher average selling prices in footwear.

Net sales in regions outside the United States increased 2.2%, or 3.2% on a constant currency basis, due to higher net sales in Japan, Korea and Rest of World, partially offset by lower net sales in EMEA. In Japan, the increase was primarily due to higher net sales in Titleist golf clubs, partially offset by lower net sales in FootJoy golf wear, primarily footwear. In Korea, the increase was primarily due to higher net sales in Titleist golf clubs and Titleist golf gear, partially offset by lower net sales in Titleist golf balls. In Rest of World, the increase was primarily due to higher net sales of Titleist golf clubs, partially offset by lower net sales in FootJoy golf wear, primarily footwear. In EMEA, the decrease in net sales was primarily due to lower net sales of products that are not allocated to one of our four reportable segments, partially offset by higher net sales in Titleist golf balls and Titleist golf clubs.
Segment specifics:
•1.0% decrease in net sales (0.8% on a constant currency basis) of Titleist golf balls primarily driven by lower sales volumes of our performance models.

•18.2% increase in net sales (18.7% on a constant currency basis) of Titleist golf clubs largely due to higher sales volumes of our newly introduced GT drivers and fairways, launched in the third quarter of 2024, partially offset by lower sales volumes of our T-series irons.

•8.2% increase in net sales (8.8% on a constant currency basis) of Titleist golf gear mainly driven by higher sales volumes in travel and golf bag product categories.

•2.6% decrease in net sales (2.3% on a constant currency basis) in FootJoy golf wear primarily due to lower sales volumes, mainly in footwear and apparel, partially offset by higher average selling prices across all product categories.

Net income attributable to Acushnet Holdings Corp. decreased 1.9% to $56.2 million, year over year, primarily as a result of an increase in income from operations, more than offset by an increase in interest expense, net, and income tax expense.
Adjusted EBITDA was $107.4 million, up 8.7% year over year. Adjusted EBITDA margin was 17.3% for the third quarter versus 16.6% for the prior year period.
Summary of First Nine Months 2024 Financial Results

	Nine months ended September 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2024	2023	$ change	% change	$ change	% change
Net sales	$2,011.9	$1,969.0	$42.9	2.2%	$61.1	3.1%
Net income attributable to Acushnet Holdings Corp.	$215.4	$225.2	$(9.8)	(4.4)%
Adjusted EBITDA	$392.1	$377.6	$14.5	3.8%
_______________________________________________________________________________________

Consolidated net sales for the first nine months increased 2.2%, or 3.1% on a constant currency basis, primarily driven by higher sales volumes in Titleist golf clubs, Titleist golf balls and Titleist golf gear, partially offset by lower sales volumes in FootJoy golf wear. A decline in sales volumes of products that are not allocated to one of our four reportable segments also contributed to the change in net sales.

On a geographic basis, net sales in the United States were higher across all reportable segments with increases of 9.4% in Titleist golf clubs, 8.9% in Titleist golf gear, 7.4% in Titleist golf balls and 2.1% in FootJoy golf wear. These increases were primarily driven by higher sales volumes across Titleist golf clubs, Titleist golf balls and Titleist golf gear and higher average selling prices in FootJoy golf wear across all product categories, primarily in apparel.

Net sales in regions outside the United States were down 4.1%, or 1.9% on a constant currency basis primarily due to lower net sales in Korea, EMEA and Rest of World. In Korea, the decrease was primarily due to lower net sales of products that are not allocated to one of our four reportable segments, lower net sales in FootJoy golf wear, primarily apparel, and lower net sales in Titleist golf balls, partially offset by higher net sales in Titleist golf clubs. In EMEA, the decrease was primarily due to lower net sales in FootJoy golf wear, primarily footwear and apparel, as well as lower net sales of products that are not allocated to one of our four reportable segments, partially offset by increases in net sales in Titleist golf clubs. In Rest of World, the decrease was primarily due to lower net sales in FootJoy golf wear, primarily footwear and apparel, partially offset by higher net sales in Titleist golf clubs.

Segment specifics:
•3.8% increase in net sales (4.7% on a constant currency basis) of Titleist golf balls, primarily driven by higher sales volumes of Pro V1 and Pro V1x, and our latest generation AVX, Tour Soft and TruFeel models launched in the first quarter of 2024.

•8.3% increase in net sales (9.3% on a constant currency basis) of Titleist golf clubs, largely due to higher sales volumes of our SM10 wedges launched in the first quarter of 2024 and our newly introduced GT drivers and fairways, partially offset by lower sales volumes of hybrids and irons.

•2.2% increase in net sales (3.2% on a constant currency basis) of Titleist golf gear driven by higher sales volumes in travel product categories and higher average selling prices across all product categories, partially offset by lower sales volumes in golf bags.

•3.5% decrease in net sales (2.8% on a constant currency basis) in FootJoy golf wear, primarily due to lower sales volumes across all product categories, partially offset by higher average selling prices in apparel.

Net income attributable to Acushnet Holdings Corp. decreased 4.4% to $215.4 million, year over year, primarily as a result of an increase in interest expense, net.
Adjusted EBITDA was $392.1 million, up 3.8% year over year. Adjusted EBITDA margin was 19.5% for the first nine months versus 19.2% for the prior year period.
Cash Dividend and Share Repurchase
Acushnet's Board of Directors today declared a quarterly cash dividend of $0.215 per share of common stock. The dividend will be payable on December 20, 2024 to shareholders of record on December 6, 2024. The number of shares outstanding as of November 1, 2024 was 60,802,949.
During the quarter, the Company repurchased 1,080,560 shares of its common stock at an average price of $64.80 for an aggregate of $70.0 million. Included in this amount were 587,520 shares of common stock repurchased from Magnus Holdings Co., Ltd. for an aggregate of $37.5 million, in satisfaction of the Company's previously disclosed share repurchase obligation.
2024 Outlook
The Company is reaffirming its full-year 2024 consolidated net sales guidance range of approximately $2,450 to $2,500 million. On a constant currency basis, consolidated net sales are expected to increase 3.2% to 5.3%. In addition, the Company now expects full-year 2024 Adjusted EBITDA to be approximately $395 to $405 million, compared to $385 to $405 million. The Company plans to share additional details of the 2024 Outlook during its investor conference call.
Investor Conference Call
Acushnet will hold a conference call at 8:30 a.m. (Eastern Time) on November 7, 2024 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.

About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission — to be the performance and quality leader in every golf product category in which we compete — has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2024 outlook, our operations and our financial performance. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and Adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; changes to the Rules of Golf with respect to equipment; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; the cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products or satisfy changing consumer preferences, quality and regulatory standards; our reliance on technical innovation and high-quality products; our ability to adequately enforce and protect our intellectual property rights; our involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of certain of our products, including golf balls, golf shoes and golf gloves; our customers’ financial conditions, levels of business activity and ability to pay their trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us, the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; our ability to comply with data privacy and security laws; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us and potential dilution of holders of our common stock; lack of assurance of positive returns on capital investments; risks associated with acquisitions and investments; our estimates or judgments relating to our critical accounting estimates; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases; a high degree of leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the ability of our controlling shareholder to control significant corporate activities, and that our controlling shareholder’s interests may conflict with yours; our status as a controlled company; the market price of shares of our common stock; the execution of our share repurchase program and effects thereof; our ability to maintain effective internal controls over financial reporting; our ability to pay dividends; our status as a holding company; dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents and Delaware law; reports from securities analysts; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission ("SEC") on February 29, 2024 as it may be updated by our periodic reports subsequently filed with the SEC. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share amounts)	2024	2023	2024	2023
Net sales	$620,501	$593,381	$2,011,922	$1,969,034
Cost of goods sold	283,126	284,859	924,854	926,317
Gross profit	337,375	308,522	1,087,068	1,042,717
Operating expenses:
Selling, general and administrative	232,882	210,166	715,558	674,720
Research and development	18,923	16,239	51,516	47,286
Intangible amortization	3,503	3,512	10,523	10,712
Income from operations	82,067	78,605	309,471	309,999
Interest expense, net	13,187	9,389	40,367	30,234
Other expense, net	407	918	1,289	2,010
Income before income taxes	68,473	68,298	267,815	277,755
Income tax expense	13,198	11,252	57,817	52,726
Net income	55,275	57,046	209,998	225,029
Less: Net loss attributable to noncontrolling interests	949	261	5,416	208
Net income attributable to Acushnet Holdings Corp.	$56,224	$57,307	$215,414	$225,237

Net income per common share attributable to Acushnet Holdings Corp.:
Basic	$0.89	$0.86	$3.38	$3.32
Diluted	0.89	0.85	3.36	3.30
Weighted average number of common shares:
Basic	62,894,940	66,898,142	63,813,805	67,812,790
Diluted	63,171,736	67,343,260	64,070,500	68,208,022

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
(in thousands, except share and per share amounts)	2024	2023
Assets
Current assets
Cash, cash equivalents and restricted cash ($13,659 and $12,532 attributable to the FootJoy golf shoe joint venture ("FootJoy JV"))	$99,062	$65,435
Accounts receivable, net	367,519	201,352
Inventories ($3,276 and $9,621 attributable to the FootJoy JV)	497,519	615,535
Prepaid and other assets	121,349	114,370
Total current assets	1,085,449	996,692
Property, plant and equipment, net ($8,363 and $9,044 attributable to the FootJoy JV)	311,582	295,343
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	225,130	225,302
Intangible assets, net	526,856	537,407
Deferred income taxes	25,382	31,454
Other assets ($1,916 and $1,972 attributable to the FootJoy JV)	106,349	110,479
Total assets	$2,280,748	$2,196,677
Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity
Current liabilities
Short-term debt	$21,165	$28,997
Current portion of long-term debt	788	351
Accounts payable ($3,064 and $6,059 attributable to the FootJoy JV)	166,335	150,514
Accrued taxes	51,420	46,398
Accrued compensation and benefits ($720 and $1,233 attributable to the FootJoy JV)	102,812	111,136
Accrued expenses and other liabilities ($3,282 and $1,687 attributable to the FootJoy JV)	173,192	113,739
Total current liabilities	515,712	451,135
Long-term debt	708,043	671,819
Deferred income taxes	7,620	7,080
Accrued pension and other postretirement benefits	66,063	69,634
Other noncurrent liabilities	78,189	84,137
Total liabilities	1,375,627	1,283,805
Redeemable noncontrolling interests	6,519	9,785
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 61,655,989 and 63,429,243 shares issued	62	63
Additional paid-in capital	787,248	808,615
Accumulated other comprehensive loss, net of tax	(108,099)	(104,349)
Retained earnings	217,211	159,906
Treasury stock, at cost; (493,040 of accrued share repurchases)	(32,523)	—
Total equity attributable to Acushnet Holdings Corp.	863,899	864,235
Noncontrolling interests	34,703	38,852
Total shareholders' equity	898,602	903,087
Total liabilities, redeemable noncontrolling interests and shareholders' equity	$2,280,748	$2,196,677

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended September 30,
(in thousands)	2024	2023
Cash flows from operating activities
Net income	$209,998	$225,029
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	41,716	38,181
Unrealized foreign exchange loss (gain)	159	(2,495)
Amortization of debt issuance costs	1,307	501
Share-based compensation	23,998	21,369
Loss (gain) on disposals of property, plant and equipment	760	(19)
Deferred income taxes	8,953	25,015
Changes in operating assets and liabilities	(40,663)	(10,651)
Cash flows provided by operating activities	246,228	296,930
Cash flows from investing activities
Additions to property, plant and equipment	(42,522)	(42,432)
Additions to intangible assets	—	(25,235)
Other, net	—	(887)
Cash flows used in investing activities	(42,522)	(68,554)
Cash flows from financing activities
Repayments of short-term borrowings, net	—	(3,121)
Proceeds from credit facilities	951,480	1,039,443
Repayments of credit facilities	(922,666)	(1,010,387)
Purchases of common stock	(142,343)	(204,656)
Dividends paid on common stock	(41,282)	(40,099)
Payment of employee restricted stock tax withholdings	(16,864)	(11,460)
Other, net	—	1,078
Cash flows used in financing activities	(171,675)	(229,202)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	1,596	(1,312)
Net increase (decrease) in cash, cash equivalents and restricted cash	33,627	(2,138)
Cash, cash equivalents and restricted cash, beginning of year	65,435	58,904
Cash, cash equivalents and restricted cash, end of period	$99,062	$56,766

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Third Quarter Net Sales by Segment

	Three months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2024	2023	$ change	% change	$ change	% change
Titleist golf balls	$190.6	$192.6	$(2.0)	(1.0)%	$(1.6)	(0.8)%
Titleist golf clubs	213.9	181.0	32.9	18.2%	33.8	18.7%
Titleist golf gear	51.6	47.7	3.9	8.2%	4.2	8.8%
FootJoy golf wear	133.1	136.7	(3.6)	(2.6)%	(3.2)	(2.3)%
Third Quarter Net Sales by Region

	Three months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2024	2023	$ change	% change	$ change	% change
United States	$374.2	$352.5	$21.7	6.2%	$21.7	6.2%
EMEA (1)	75.5	75.6	(0.1)	(0.1)%	(1.3)	(1.7)%
Japan	41.7	39.0	2.7	6.9%	4.1	10.5%
Korea	67.1	65.7	1.4	2.1%	3.6	5.5%
Rest of World	62.0	60.6	1.4	2.3%	1.3	2.1%
Total net sales	$620.5	$593.4	$27.1	4.6%	$29.4	5.0%

Nine Months Net Sales by Segment

	Nine months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2024	2023	$ change	% change	$ change	% change
Titleist golf balls	$646.0	$622.1	$23.9	3.8%	$29.0	4.7%
Titleist golf clubs	595.3	549.8	45.5	8.3%	51.3	9.3%
Titleist golf gear	188.7	184.6	4.1	2.2%	5.9	3.2%
FootJoy golf wear	482.8	500.2	(17.4)	(3.5)%	(13.8)	(2.8)%
Nine Months Net Sales by Region

	Nine months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2024	2023	$ change	% change	$ change	% change
United States	$1,201.0	$1,123.8	$77.2	6.9%	$77.2	6.9%
EMEA (1)	263.9	266.5	(2.6)	(1.0)%	(6.0)	(2.3)%
Japan	108.7	118.2	(9.5)	(8.0)%	0.5	0.4%
Korea	226.2	241.3	(15.1)	(6.3)%	(6.4)	(2.7)%
Rest of World	212.1	219.2	(7.1)	(3.2)%	(4.2)	(1.9)%
Total net sales	$2,011.9	$1,969.0	$42.9	2.2%	$61.1	3.1%

_______________________________________________________________________________
(1) Europe, the Middle East and Africa ("EMEA")

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and to forecast our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency net sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement. Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization; and other items defined in our credit agreement, including: share-based compensation expense; restructuring and transformation costs; certain transaction fees; extraordinary, unusual or non-recurring losses or charges; indemnification expense (income); certain pension settlement costs; certain other non-cash (gains) losses, net and the net income (loss) relating to noncontrolling interests.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding the pricing of our products, go-to-market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go-to-market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income attributable to Acushnet Holdings Corp.	$56,224	$57,307	$215,414	$225,237
Interest expense, net	13,187	9,389	40,367	30,234
Income tax expense	13,198	11,252	57,817	52,726
Depreciation and amortization	13,965	12,807	41,716	38,181
Share-based compensation	9,031	5,305	23,998	21,369
Restructuring costs (1)	432	(10)	7,525	709
Transformation costs (2)(3)	2,655	2,848	10,557	9,771
Other extraordinary, unusual or non-recurring items, net	(349)	153	120	(382)
Net loss attributable to noncontrolling interests	(949)	(261)	(5,416)	(208)
Adjusted EBITDA	$107,394	$98,790	$392,098	$377,637
Adjusted EBITDA margin	17.3%	16.6%	19.5%	19.2%
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(1) For the nine months ended September 30, 2024, includes $7.0 million related to restructuring costs associated with the closure of certain production lines at our footwear manufacturing joint venture.
(2) For the three and nine months ended September 30, 2024, includes $2.1 million and $8.0 million, respectively, related to the optimization of our information technology systems.
(3) For the three and nine months ended September 30, 2024 and 2023, includes costs associated with the optimization of our distribution and custom fulfillment capabilities.

A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2024, to the closest corresponding GAAP measure, net income, is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share-based compensation and other extraordinary, unusual or non-recurring items, net.